Dean Heller
Secretary of State

STATE OF NEVADA
OFFICE OF THE SECRETARY OF STATE
101 N. CARSON ST., STE. 3
CARSON CITY, NEVADA 89701-4786

Telephone 702.687.5203
Fax 702.687.3471
Web site http://sos.state.nv.us
Filing Fee:

FILED # C10084-

FEB 23 2000

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation For Profit Nevada Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: ACI Asset Management, Inc.

2. The articles have been amended as follows (provide article numbers, if available):
Article Four-Capital Stock. Please see attached 2 pages for the Amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:______________.*

4. Signatures:

President or Vice President
(acknowledgement required)

Secretary or Asst. Secretary
(acknowledgement not required)

State of:______________
County of:______________
This instrument was acknowledged before me on
______________, 19____, by
______________(Name of Person)
as______________
as designated to sign this certificate
of______________
(name on behalf of whom instrument was executed)

____
Notary Public Signature

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

02/23/2000 10:35A RAA300 FY00-000-51067

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF ACI ASSET MANAGEMENT, INC.

At a Special Meeting of The Board of Directors of ACI ASSET MANAGEMENT, INC., (the "Corporation") duly held on the day of January 31, 2000, at which ali of the shares of issued and outstanding common stock were represented in person or by proxy, the following Resolutions were adopted:

RESOLVED, that Article Four CAPITAL STOCK be amended to read as follows:

> ARTICLE FOUR CAPITAL STOCK. The aggregate number of shares of all classes of stock, which the Corporation shall have authority to issue is One Hundred Million (100,000,000) of which Seventy-Five Million (75,000,000) will be designated Common Stock, with $.001 par value; and Twenty Five Million (25,000,000) shares shall be designated $.001 par value "Preferred Stock." Without further authorization from the Shareholders, the Board of Directors shall have the authority to divide and issue from time to time any or all of the Twenty Five Million (25,000,000) shares of such Preferred Stock into one or more series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as may be designated by the Board of Directors, prior to the issuance of such series, and the Board of Directors is hereby expressly authorized to fix by Resolution or Resolutions prior to such issuance, such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including, without limited to the date and times at which, and the rate, if any, or rates at which dividends on such series of Preferred Stock shall be paid; the rights, if any, of the holders of such series of the Preferred Stock to vote and the manner of voting, except as otherwise provided by the law; the rights, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the corporation, and the terms and conditions for such conversion or exchange; the redemption price or prices and the time at which, and the terms and conditions of which, the shares of such series of Preferred Stock may be redeemed; the rights of the holders of shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation; and the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of Preferred Stock.

The designations, preferences, and relative, participating, optional or other special rights, the qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any and all other series already outstanding.

All outstanding shares were represented at the meeting, either in person or by proxy, and all such shares were voted in favor of the foregoing resolution.

I, the undersigned, hereby certify that the foregoing is a true copy of the resolution adopted by the Board of Directors of ACI Asset Management, Inc. at a meeting of the Board held on the aforementioned date, and entered into the regular minute book of ACI Asset Management, Inc. has, and at the time of the adoption of the said resolution had, full power and lawful authority to adopt the said resolution and to confer the powers thert granted to the officers therein named, who have full power and lawful authority to exercise the same.

By: ____________________
Name: Fred G. Luke
Title: President

By: ____________________
Name: Jon L. Lawver
Title: Secretary